UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2022
Date of Report (date of Earliest Event Reported)

NEWTEK BUSINESS SERVICES CORP.
(Exact Name of Company as Specified in its Charter)

MARYLAND	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T-Rex Avenue, Suite 120, Boca Raton, FL 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.75% Notes due 2024	NEWTL	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry Into a Material Definitive Agreement.

On March 31, 2022 Newtek Business Services Corp. (the “Company”) completed an exempt offering of $15 million aggregate principal amount of its 5.00% notes due 2025 (the “Notes”). The offering was consummated pursuant to the terms of a purchase agreement (the “Purchase Agreement”) dated March 31, 2022 among the Company and an accredited investor (the “Purchaser”). The Purchase Agreement provided for the Notes to be issued to the Purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied upon this exemption from registration based in part on representations made by the Purchaser. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The net proceeds from the sale of the Notes were approximately $14.5 million, after deducting structuring fees and estimated offering expenses, each payable by the Company. The Company intends to use the net proceeds from the sale of the Notes to fund investments in debt and equity in accordance with its investment objectives and strategies. Under the Purchase Agreement, the Company also will issue additional Notes in aggregate principal amount of $15 million to the Purchaser on May 2, 2022.

The Notes were issued under the Indenture dated as of September 23, 2015 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “Trustee”), and a Tenth Supplemental Indenture, dated as of March 31, 2022 (the “Tenth Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Notes will mature on March 31, 2025. The Notes bear interest at a rate of 5.00% per year payable quarterly on March 31, June 30, September 30 and December 31 each year, commencing on June 30, 2022. Under the terms of the Indenture, the Notes are redeemable at any time, at the option of the Company, at a redemption price of 100% of the outstanding principal amount thereof.

The Notes will be the Company’s direct unsecured obligations and rank pari passu, or equal, with all outstanding and future unsecured unsubordinated indebtedness issued by the Company. The Notes will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries.

The Indenture contains certain covenants, including covenants requiring the Company to (i) comply with the asset coverage requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) as long as the Company remains subject to the provisions of sections 80a–54 through 80a–64 of 1940 Act, and (ii) provide financial information to the holders of the Notes and the Trustee if the Company is no longer subject to the reporting requirements under the Securities Exchange Act of 1934, as amended. These covenants are subject to important limitations and exceptions that are described in the Indenture.

A copy of the Base Indenture and Tenth Supplemental Indenture are attached hereto as Exhibits 4.1 and 4.2, respectively and are incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the foregoing.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01.    Other Events.

On March 31, 2022, the Company caused notices to be issued to the holder of its 6.85% Notes due 2025 (the “Notes”) regarding the Company’s exercise of its option to redeem all of the issued and outstanding Notes, pursuant to Section 1104 of the Indenture dated as of September 23, 2015, between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “Trustee”) and Section 1.01(k) of each of the Fifth Supplemental Indenture, dated as of November 27, 2020 and the Sixth Supplemental Indenture, dated as of January 6, 2021. The Company will redeem all $15,000,000 in aggregate principal amount of the Notes on May 2, 2022 (the “Redemption Date”). The Notes were sold to an accredited investor in exempt offerings. The Notes will be redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon from February 28, 2022 through, but excluding, the Redemption Date. A copy of the notice of redemption is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

4.1
Base Indenture, dated as of September 23, 2015, by and between the Company and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 1 to Registration Statement on Form N-2 (File No. 333-237974) filed June 25, 2020.

4.2	Tenth Supplemental Indenture, dated as of March 31, 2022 relating to the 5.00% Notes due 2025, by and between the Company and U.S. Bank, National Association, as trustee.

99.1	Notice of Redemption of 6.85% Notes due 2025

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES CORP.

Date: March 31, 2022	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board